Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President of Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2011

HIGH POINT, N.C. (March 1, 2011) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter ended January 30, 2011.

Fiscal 2011 Third Quarter Highlights

▪	Net sales were $51.7 million, down 4.3 percent from the third quarter of last year, with mattress fabric segment sales up 3.9 percent and upholstery fabrics segment sales down 12.5 percent.

▪	Pre-tax income was $2.9 million, or 5.6 percent of net sales, compared with $3.8 million, or 7.1 percent of sales in the prior year period.

▪	Net income was $2.4 million, or $0.18 per diluted share. These results compare with net income of $3.0 million, or $0.23 per diluted share, in the prior year quarter.

▪	The company’s financial position strengthened during the third quarter, with cash and cash equivalents and short term investments building to $22.8 million, which exceeded total debt of $11.6 million.

▪
The company established a new subsidiary in Poland, called Culp Europe, that will sell and distribute fabrics, and will make and sell cut and sewn kits, throughout Europe.  Sales are expected to begin in Culp’s fourth fiscal quarter.

▪
Through a proposed new joint venture in the United Kingdom, known as Culp U.K., the company plans to launch an initiative to sell and distribute flame retardant (FR) coated fabrics in the U.K. marketplace. Sales activity and operations are expected to begin in the May to June, 2011 timeframe.

Fiscal 2011 Year to Date Highlights

▪	Year to date net sales were $156.4 million, up 4.9 percent from the same period a year ago.

▪	Year to date pre-tax income was $10.4 million, or 6.6 percent of sales, compared with $9.3 million, or 6.2 percent of sales in the prior year period.

▪	Year to date net income was $10.2 million, or $0.77 per diluted share, compared with $7.8 million, or $0.60 per diluted share, for the same period in fiscal 2010.

▪
The projection for the fourth quarter of fiscal 2011 is for overall sales to decrease approximately 2 to 7 percent over the prior year period.  Mattress fabric sales are expected to be flat to slightly down from the same period last year with upholstery fabrics sales approximately 4 to 9 percent lower than the prior year period.  Pre-tax income for the fourth quarter of fiscal 2011 is expected to be in the range of $3.8 to $4.4 million. Pre-tax income for the fourth quarter of fiscal 2010 was $5.0 million.

CFI Announces Results for Third Quarter Fiscal 2011

March 1, 2011

Overview
For the three months ended January 30, 2011, net sales were $51.7 million, a 4.3 percent decline compared with $54.0 million a year ago.  The company reported net income of $2.4 million, or $0.18 per diluted share, for the third quarter of fiscal 2011, compared with a net income of $3.0 million, or $0.23 per diluted share, for the third quarter of fiscal 2010.  On a pre-tax basis, the company reported income of $2.9 million compared with pre-tax income of $3.8 million for the third quarter of fiscal 2010.

Commenting on the results for the third quarter of fiscal 2011, Frank Saxon, chief executive officer of Culp, Inc., said, “Given the continued macroeconomic challenges in the U.S. and increased raw material costs we experienced, we are pleased with our results for the third quarter, even though they are down from last year's strong third quarter performance.  For the year to date period, our sales and profitability are up over the prior year, and we continued to report solid returns on our capital.  Further, our net cash position (cash minus debt) is the highest in the company's history, which is enabling us to pursue an aggressive growth strategy during these challenging times.

“We continue to identify new opportunities for growth by expanding our international sales and marketing initiatives primarily in our upholstery fabrics business.  We are excited about establishing a European sales and distribution platform with our new operation in Poland and the planned operation in the U.K.  We are encouraged by the initial reaction of customers as we enter these markets and begin to capitalize on the global appeal of many of our products in Europe.  These initiatives present an opportunity for us to build a significant presence over time in the world’s second largest market for furniture fabrics with investment mainly in working capital with minimal risk.  We are also optimistic that our European platform may provide the opportunity to sell and distribute mattress fabrics in the future", added Saxon.

Mattress Fabrics Segment
Mattress fabric sales for the third quarter were $28.0 million, up 3.9 percent compared with $27.0 million for the third quarter of fiscal 2010.

“Our mattress fabrics business has continued to deliver a consistent performance,” said Saxon.  “Sales were higher compared with a strong third quarter period in fiscal 2010, even with the discontinuation of a product line since a year ago.  On a comparable basis, we are pleased with the favorable sales trends in our continuing product lines, which were up eight percent.  We have benefited from our recent investments and initiatives to enhance our operations and develop an efficient and scalable manufacturing platform.  However, our profitability for the third quarter was affected by higher raw material costs.  To offset these costs, we have announced price increases that will be in effect for most of our fourth quarter.  We do not expect any improvement in global pricing trends for raw materials over the near term.

“We have continued to enhance our capabilities in mattress fabrics and Culp is well positioned with a large and modern, vertically integrated manufacturing platform in the major decorative product categories.  We have substantially improved upon our supply logistics from pattern inception to fabric delivery.  With the completion in the second quarter of our multi-year $45 million capital investment initiatives, we are now more focused on product development and sales and marketing initiatives.  Most importantly, we remain committed to execution for our customers with outstanding service, reliable delivery performance and consistent quality and value,” added Saxon.

Upholstery Fabrics Segment
Sales for this segment were $23.7 million, a 12.5 percent decline compared with sales of $27.0 million in a very strong third quarter of fiscal 2010.  Sales of China-produced fabrics were $20.7 million in the third quarter of fiscal 2011, while sales of U.S. produced fabrics were $2.9 million.

CFI Announces Results for Third Quarter Fiscal 2011

March 1, 2011

“As expected, our upholstery fabrics sales were influenced by weak U.S. consumer demand for furniture,” noted Saxon.  “Our business was also affected by rising raw material costs.  However, in spite of these factors we remained solidly profitable for the year to date period.  Going forward, to offset some of these higher costs, we have implemented price increases that will be realized in our fourth quarter.

“Our China operation has continued to evolve and China produced products accounted for 88 percent of sales in upholstery fabrics in the third quarter.  While most of the China produced products have traditionally been sold to our U.S. customers, we have also expanded our sales to the local China and international markets.  We have been pleased with the positive response from customers and are excited about the additional opportunities to leverage our substantial China platform.

European Sales and Marketing Growth Initiatives
“We have continued to look for new market opportunities outside the U.S. and further extend our global reach in upholstery fabrics,” added Saxon.  “We have recently formed a new wholly-owned subsidiary, called Culp Europe, which is located in Poland, to sell and distribute fabrics and to make and sell cut and sewn kits.  We believe the location in Poland has a number of advantages, including the highest concentration of furniture suppliers to the European market, low operating costs, an experienced work force, and close proximity for shipping to customers in most European countries.  Our investment is mainly for working capital to support sales growth and minimal start up expenses. This initiative is an attractive market opportunity for Culp as Western and Central Europe together represent the second largest furniture market in the world behind North America.  During the fourth quarter of fiscal 2011, we expect to begin sales activities at Culp Europe for upholstery fabrics, which will be sourced from Culp China, Culp U.S. and outside suppliers. We are also setting up a small fabric cut and sew operation at Culp Europe.  While this operation is still in the early stages of development, we are very encouraged by the level of interest from our customers.”

Saxon continued, “Along with our efforts in Poland, we have also signed a letter of intent to establish a joint venture in the United Kingdom, known as Culp U.K., to sell and distribute upholstery fabrics throughout the U.K.  Culp will be the majority partner, and our investment again will mainly be working capital to support sales growth and minimal start up expenses.  The U.K. market is sizable and also unique due to the flame retardant (FR) requirements for upholstery fabrics that are different from other countries in Europe.  Through this joint venture, we will partner with a local U.K. company, Flameproofings, Ltd., who has extensive expertise in the application of FR coatings and significant business and customer relationships in the U.K.  In addition to providing FR coatings to Culp upholstery fabrics, Flameproofings would also contribute its small fabric distribution business to Culp UK, providing the new venture with a base of business to start operations.  Fabrics will be sourced from Culp China, Culp U.S. and outside suppliers for sale in the U.K. market. We believe this joint venture offers a unique opportunity to bring together Culp’s innovative design and global supply network with an established U.K. supplier of FR coatings with existing customer relationships and extensive market knowledge.  We expect to commence operations at Culp U.K. during the May to June 2011 timeframe.

“We expect that these two operations will work together to serve the European marketplace.  Many furniture manufacturers in Poland also sell furniture into the U.K., and a number of U.K. retailers and manufacturers supplement their furniture production with sourcing from Poland and other eastern European countries.  Our globally integrated IT systems will provide a solid foundation to service our customers well. While the initial focus for our European platform is to sell upholstery fabrics, we are optimistic about the potential opportunity to also sell and distribute mattress fabrics in the future,” added Saxon.

CFI Announces Results for Third Quarter Fiscal 2011

March 1, 2011

Balance Sheet
“We have remained focused on maintaining a strong balance sheet through this uncertain economic environment,” added Saxon.  “As of January 30, 2011, our balance sheet reflected $22.8 million in cash and cash equivalents and short term investments, compared with $19.3 million at the end of the second quarter.  Total debt was $11.6 million, which includes current maturities of long term debt and long term debt.  Our next major scheduled principal payment of $2.2 million is not due until August 2011.  Our financial position is the strongest in our company’s history and provides us with a competitive advantage, giving us sufficient capital and flexibility to support our growth strategy.”

Outlook
Commenting on the outlook for the fourth quarter of fiscal 2011, Saxon remarked, “While there are some indications that the U.S. economy is gaining traction, we believe the ongoing issues surrounding the housing market and high unemployment will continue to affect consumer demand for furniture, and to a lesser extent, bedding products.  Overall, we expect our sales for the fourth quarter of fiscal 2011 to be 2 to 7 percent lower than the fourth quarter of last year.

“We expect sales in our mattress fabrics segment to be flat to slightly lower than the same period a year ago.  Operating income in this segment is expected to be somewhat lower than the same period a year ago, due primarily to higher raw materials costs and increased pricing pressure.

“In our upholstery fabrics segment, we expect sales to be down 4 to 9 percent for the fourth quarter.  We believe the upholstery fabric segment’s operating income will be significantly lower than the same time last year due to lower sales and rising raw material costs.

“Considering these factors, the company expects to report pre-tax income for the fourth fiscal quarter of 2011 in the range of $3.8 to $4.4 million.  Given the volatility in the income tax area, the income tax expense or benefit and related tax rate for the fourth quarter of fiscal 2011 are too uncertain to project.  This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of overall economic uncertainties,” said Saxon.

In closing, Saxon remarked, “Our results to date for fiscal 2011 demonstrate that we are successfully navigating through this challenging period of economic weakness and uncertainty.  We have created flexible business models in both of our businesses that have allowed us to remain solidly profitable and, at the same time, have positioned us for significant growth as demand in the U.S. improves and international sales opportunities develop.  Our mattress fabrics business has been a consistent performer this fiscal year, even in a challenging environment, and we are realizing the benefits of our enhanced manufacturing capabilities.  In the upholstery fabrics business, we have exciting new opportunities ahead with our successful China platform and our new sales and distribution initiatives in Europe.  Above all, we are focused on outstanding execution for our customers as a financially strong and trusted supplier of innovative products with excellent quality and delivery performance.”

About the Company
Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

CFI Announces Results for Third Quarter Fiscal 2011

March 1, 2011

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 15, 2010, for fiscal year ended May 2, 2010.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 30,	January 31,	January 30,	January 31,
	2011	2010	2011	2010

Net sales	$51,652,000	$53,980,000	$156,443,000	$149,173,000
Income before income taxes	$2,908,000	$3,825,000	$10,387,000	$9,320,000
Net income	$2,425,000	$3,000,000	$10,174,000	$7,755,000
Net income per share:
Basic	$0.19	$0.24	$0.79	$0.61
Diluted	$0.18	$0.23	$0.77	$0.60
Average shares outstanding:
Basic	13,005,000	12,713,000	12,936,000	12,679,000
Diluted	13,228,000	13,074,000	13,218,000	12,960,000

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